Exhibit 16.1

September 21, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of General Fusion Group Ltd. (formerly known as Spring Valley Acquisition Corp. III) included in its Form 6-K dated September 21, 2026. We agree with the statements concerning our Firm. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York